EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

     The  following  is  a  list  of  all  subsidiaries,   the  state  or  other
jurisdiction of incorporation or organization of each, and the names under which such subsidiaries do business:

1. Toucan Mining Limited ("Toucan Mining"), an exploration stage company incorporated under the laws of the Isle of Man (British Isles), is a wholly owned subsidiary of the Company.

2. Mineradora de Bauxita Ltda. ("MBL"), an authorized mining company organized under the laws of Brazil, is a wholly owned subsidiary of Toucan Mining.